UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2025

TON Strategy Company

(Exact name of registrant as specified in its charter)

Nevada	001-38834	90-1118043
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3024 Sierra Juniper Ct
Las Vegas, Nevada	89138
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (855) 250-2300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001	TONX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On October 28, 2025, TON Strategy Company (the “Company”) received a Letter of Reprimand (the “Reprimand Letter”) from the staff at the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) in connection with the Staff’s determination that the Company had violated Nasdaq’s shareholder approval requirements set forth in Nasdaq Listing Rules 5635(a) and 5635(b) (the “Rules”). The Reprimand Letter stated that while the Staff determined that there were failures to comply with the Rules, those failures did not appear to have been the result of a deliberate intent to avoid compliance, and as such, the Staff believes that a Reprimand Letter, as opposed to delisting the Company’s securities, is appropriate. The Company’s shares will continue to be listed on Nasdaq and the issuance of the Reprimand Letter closes these matters.

As previously disclosed in the Company’s Form 8-K filed on October 10, 2025, the Company received a letter on October 9, 2025 (the “Initial Letter”) from the Staff notifying the Company that the Staff had determined that the Company failed to comply with Nasdaq’s shareholder approval requirements set forth in Nasdaq Listing Rule 5635(b) in connection with the Company’s August 7, 2025 (the “Closing Date”), issuance of shares of common stock (“Common Stock”) (and pre-funded warrants to purchase shares of Common Stock) pursuant to that certain subscription agreement, dated August 3, 2025, among the Company, certain subsidiaries of the Company and certain investors (the “PIPE Financing”).

The Initial Letter noted that, on the Closing Date, significant changes in the composition of the Company’s senior management and Board of Directors occurred, including the appointment of a new Executive Chairman, the Company entered into a long-term advisory agreement with an entity controlled by the Executive Chairman, and the Executive Chairman, through Kingsway Capital Limited Partners and its affiliates, acquired common stock representing approximately 19.99% ownership and voting power of the outstanding Common Stock.

The Initial Letter stated that the Company had been required to obtain shareholder approval under Nasdaq Listing Rule 5635(b) prior to the issuance of shares in the PIPE Financing, which the Initial Letter stated resulted in a change of control of the Company, but that the Company failed to do so. As previously disclosed, based upon the advice of outside advisors for the PIPE Financing, the Company believed when consummating the PIPE Transaction that it complied with the Rule.

The Reprimand Letter reiterated the basis for the determination set forth in the Initial Letter, and noted that the Staff had also determined that the Company failed to comply with Nasdaq Listing Rule 5635(a) in connection with the purchase agreement, dated July 31, 2025, entered into by a subsidiary of the Company to purchase Toncoin in the aggregate amount of approximately $272.7 million. The Reprimand Letter noted that the closing of the purchase was contingent upon the closing of the PIPE Financing, and stated that because the pro rata portion of the PIPE Financing used to purchase Toncoin was approximately 48.78% of the aggregate amount of the PIPE Financing, representing multiples of the pre-PIPE Financing total shares outstanding, the Company was required to obtain shareholder approval under Nasdaq Listing Rule 5635(a), which requires prior shareholder approval in connection with the acquisition of the assets if the issuance of common stock will represent 20% or more of the number of shares of common stock or voting power outstanding before the issuance.

As stated above, the Reprimand Letter stated that while the Staff determined that there were failures to comply with the Rules, those failures did not appear to have been the result of a deliberate intent to avoid compliance, and that, as such, the Staff believes that delisting the Company’s securities is not an appropriate sanction. The Reprimand Letter states that the Staff further considered, among other things, the fact that the Company has not demonstrated a pattern of non-compliance, and that based on discussion with the Company, the Staff believes the Company inadvertently violated the Rules. The Reprimand Letter also noted that the Company has committed to work with Nasdaq in the future to ensure compliance with Nasdaq Listing Rules. Accordingly, Staff believes it is appropriate to close these matters by issuing the Letter of Reprimand in accordance with Listing Rule 5810(c)(4). Following disclosure via this Current Report on Form 8-K, there is no further action required from the Company with regard to this matter. The Company accepts the Staff’s determination and considers the matter closed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 29, 2025	TON Strategy Company

	By:	/s/ Veronika Kapustina
	Name:	Veronika Kapustina
	Title:	Chief Executive Officer